FS Investment Corporation II - 8-K

Exhibit 99.1

FOR IMMEDIATE RELEASE

FSIC II Reports Third Quarter 2016 Financial Results

PHILADELPHIA, PA, November 10, 2016 – FS Investment Corporation II (FSIC II), a business development company (BDC) focused on providing customized credit solutions to private middle market U.S. companies, announced its operating results for the quarter ended September 30, 2016. FSIC II will hold a conference call to discuss these results at 10:00 a.m. Eastern Time on Tuesday, November 15, 2016. Information for those interested in participating on the call can be found below.

“We are pleased with our performance both during the third quarter and year to date,” commented Michael C. Forman, Chairman & CEO of FSIC II. “We remained focused on investing in the senior secured, floating rate debt of U.S. middle market companies, which we expect will help drive long-term performance and preserve capital.”

Financial Highlights for the Quarter Ended September 30, 20161

•	Net investment income of $0.19 per share, compared to $0.20 per share for the quarter ended September 30, 2015
•	Net increase (decrease) in net assets resulting from operations of $0.49 per share, compared to $(0.20) per share for the quarter ended September 30, 2015
•	Net realized gain (loss) of $(0.12) per share, compared to $(0.01) per share for the quarter ended September 30, 2015
•	Net change in unrealized appreciation (depreciation) of $0.42 per share, compared to $(0.38) per share for the quarter ended September 30, 2015
•	Paid regular cash distributions to stockholders totaling approximately $0.19 per share
•	Committed approximately $362.3 million to direct originations

Portfolio Highlights as of September 30, 2016

•	The fair value of FSIC II’s investments was approximately $4.4 billion
•	FSIC II’s portfolio consisted of investments in 140 portfolio companies
•	Core investment strategies represented 94% of the portfolio by fair value, including 80% in direct originations and 14% in opportunistic investments. Broadly syndicated/other investments represented 6% of the portfolio by fair value[2]
•	Gross portfolio yield prior to leverage (based on amortized cost and excluding non-income producing assets) was 9.9%, compared to 10.0% as of September 30, 2015[3]
•	Non-accruals represented 1.6% of the investment portfolio based on fair value[4]

Quarterly Stockholder Conference Call

FSIC II will host a conference call at 10:00 a.m. (Eastern Time) on Tuesday, November 15, 2016, to discuss its third quarter 2016 results. All interested parties are welcome to participate. You can access the conference call by dialing (877) 443-2408 and using conference ID 5574159 approximately 10 minutes prior to the call.

A replay of the call will be available for a period of 30 days following the call by visiting FSIC II’s website at www.fsinvestments.com.

About FSIC II

FSIC II is a publicly registered, non-traded BDC sponsored by FS Investments. FSIC II focuses primarily on investing in the debt securities of private companies throughout the United States, with the investment objectives of generating current income and, to a lesser extent, long-term capital appreciation for its investors. FSIC II is advised by FSIC II Advisor, LLC and is sub-advised by GSO / Blackstone Debt Funds Management LLC, an affiliate of GSO Capital Partners LP (GSO). GSO, with approximately $89.3 billion in assets under management as of September 30, 2016, is the credit platform of Blackstone. For more information, please visit www.fsinvestments.com.

About FS Investments

FS Investments is a leading asset manager that designs alternative investments to help institutional, advisory and individual investors build better portfolios. Its solutions provide access to alternative asset classes and top managers through a spectrum of structures, including business development companies, closed-end credit funds and operating companies. The firm is dedicated to setting industry standards for investor-centric service, education and transparency.

FS Investments was founded in 2007 as Franklin Square Capital Partners. It is headquartered in Philadelphia with offices in Orlando and Washington, DC. The firm currently manages six funds with over $18 billion in assets under management as of June 30, 2016, and co-manages an operating company. Its affiliated broker-dealer, FS Investment Solutions, LLC (member FINRA/SIPC), distributes its offerings.

Visit www.fsinvestments.com to learn more.

Other Information

The information in this announcement is summary information only and should be read in conjunction with FSIC II’s quarterly report on Form 10-Q for the quarter ended September 30, 2016, which FSIC II filed with the Securities and Exchange Commission (SEC) on November 10, 2016, as well as FSIC II’s other reports filed with the SEC. A copy of FSIC II’s quarterly report on Form 10-Q for the quarter ended September 30, 2016 and FSIC II’s other reports filed with the SEC can be found under FSIC II’s “Investments” page at www.fsinvestments.com and on the SEC’s website at www.sec.gov.

Please note that certain financial figures may have been rounded.

Certain Information About Distributions

The determination of the tax attributes of FSIC II’s distributions is made annually as of the end of its fiscal year based upon its taxable income and distributions paid, in each case, for the full year. Therefore, a determination made on a quarterly basis may not be representative of the actual tax attributes of FSIC II’s distributions for a full year. FSIC II intends to update stockholders quarterly with an estimated percentage of its distributions that resulted from taxable ordinary income. The actual tax characteristics of distributions to stockholders will be reported to stockholders annually on Form 1099-DIV.

The payment of future distributions on FSIC II’s shares of common stock is subject to the discretion of its board of directors and applicable legal restrictions and, therefore, there can be no assurance as to the amount or timing of any such future distributions.

FSIC II may fund its cash distributions to stockholders from any sources of funds legally available to it, including expense reimbursements from FS Investments, as well as proceeds from the sale of shares of common stock, borrowings, net investment income from operations, capital gains proceeds from the sale of assets, non-capital gains proceeds from the sale of assets and dividends or other distributions paid to it on account of preferred and common equity investments in portfolio companies. FSIC II has not established limits on the amount of funds it may use from available sources to make distributions. There can be no assurance that FSIC II will be able to pay distributions at a specific rate or at all.

Forward-Looking Statements

This announcement may contain certain forward-looking statements, including statements with regard to the future performance or operations of FSIC II. Words such as “believes,” “expects,” “projects” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the filings FSIC II makes with the SEC.

This announcement contains summaries of certain financial and statistical information about FSIC II. The information contained in this announcement is summary information that is intended to be considered in the context of FSIC II’s SEC filings and other public announcements that FSIC II may make, by press release or otherwise, from time to time. FSIC II undertakes no duty or obligation to update or revise the information contained in this announcement. In addition, information related to past performance, while helpful as an evaluative tool, is not necessarily indicative of future results, the achievement of which cannot be assured. Investors should not view the past performance of FSIC II, or information about the market, as indicative of FSIC II’s future results.

1 The per share data was derived by using the weighted average shares of FSIC II’s common stock outstanding during the applicable period. Per share numbers may not sum due to rounding.

2 See FSIC II’s quarterly report on Form 10-Q for the quarter ended September 30, 2016 for a description of FSIC II’s investment strategies.

3 Gross portfolio yield represents the expected annualized yield to be generated on FSIC II’s investment portfolio based on the composition of the portfolio as of the applicable date. Gross portfolio yield does not represent an actual investment return to stockholders.

4 Interest income is recorded on an accrual basis. See FSIC II’s quarterly report on Form 10-Q for the quarter ended September 30, 2016 for a description of FSIC II’s revenue recognition policy.